Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inpixon on Form S-8 of our report dated April 17, 2023, (except for the effects of Note 33 which is as of June 16, 2023) with respect to our audits of the consolidated financial statements of Inpixon and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 appearing in the Current Report on Form 8-K dated June 16, 2023 of Inpixon and Subsidiaries.

/s/ Marcum llp

Marcum llp

New, York, NY

December 28, 2023